EXHIBIT 10.1
FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT
     This Fourth Amendment to Employment Agreement (the “Amendment”) is entered into as of November 15, 2005, by and between Joseph Masters (the “Employee”) and URS Corporation, a Delaware corporation (the “Company”), to amend the Employment Agreement entered into between the parties as of September 8, 2000, as amended to date (the “Employment Agreement”), as follows (capitalized terms in this Amendment are used as defined in the Employment Agreement unless otherwise required by the context):
          1.      Section 6(d) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
          “(d) Amount of Change in Control Payment. The amount of the Change in Control Payment shall be equal to the higher of (i) one million one hundred fifty two thousand dollars ($1,152,000) and (ii) two hundred percent (200%) of the sum of (A) the Employee’s annual rate of Base Compensation, as in effect on the date of employment termination, plus (B) the Employee’s target bonus, as in effect on the date of employment termination under the Company’s annual bonus plan (or, if no target bonus is then in effect, the actual bonus most recently paid by the Company to the Employee).”
          2.      Sections 7(a) and 7(a)(i) of the Employment Agreement are hereby amended and restated in their entirety to read as follows:
          “(a) Severance Payment and Severance Benefits. In the event that, during the term of this Agreement and provided that Section 6 does not apply, (x) the Company terminates the Employee’s employment for any reason, (y) on or before June 29, 2009 the Employee voluntarily resigns his employment for Good Reason within one (1) month of the occurrence of the event constituting Good Reason, or (z) on or after June 30, 2009 the Employee voluntarily resigns his employment for any reason, then:
                    (i) The Company shall pay an amount (“Severance Payment”) equal to one million one hundred fifty two thousand dollars ($1,152,000). The Severance Payment shall be made in a lump sum not more than five (5) business days following the effective date of the Employee’s release as described in Section 8. The Severance Payment shall be in lieu of (A) any further payments to the Employee under Section 3 and (B) any further accrual of benefits under Section 4 with respect to periods subsequent to the date of employment termination. In addition, at the time of the employment termination, the Company shall pay to the Employee all accrued and unpaid vacation.”
          3.      The following new Section 7(d) is hereby added to the Employment Agreement:
          “(d) Code Section 409A Compliance. Because of the uncertainty of the application of Section 409A of the Code to payments pursuant to this Agreement, including, without limitation, payments pursuant to this Section 7, the Employee agrees that if any such payments are subject to the provisions of Section 409A of the Code by reason of this Agreement, or any part thereof, being considered a “nonqualified deferred compensation plan” pursuant to Section 409A of the Code, then the Company and the Employee shall use their best efforts to ensure that such payments shall be made in accordance with Section 409A of the Code, including, without limitation, any necessary delay of six (6) months applicable to payment of deferred compensation to a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code) upon separation from service; provided that this Section 7(d) shall not entitle the Company to retain (without ultimate payment to the Employee) any payment otherwise due to the Employee under this Agreement.”
          4.      Except as so amended, the Employment Agreement remains in full force and effect.
     IN WITNESS WHEREOF, each party has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Joseph Masters
Joseph Masters

URS Corporation, A Delaware corporation
By:	/s/ Martin M. Koffel
	Name:	Martin M. Koffel
	Title:	Chairman and Chief Executive Officer